Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 18, 2014, with respect to the consolidated financial statements of Atlas Energy, L.P., after giving effect to the Spin-Off (“RemainCo”), contained in the joint proxy statement/prospectus, which joint proxy statement/prospectus forms a part of this Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, of which the joint proxy statement/prospectus forms a part, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

December 23, 2014